Exhibit 3.1

D PC	The Commonwealth of Massachusetts
William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Restated Articles of Organization	FORM MUST BE TYPED

(General Laws Chapter I56D, Section 10.07, 950 CMR 113.35)

(1) Exact name of corporation: Teradyne, Inc.

(2) Registered office address: United Agent Group Inc., 225 Cedar Hill Street #200, Marlborough, MA 01752

(number, street, city or town, state, zip code)

(3) Date adopted: May 7, 2021

(month, day, year)

(4) Approved by:

(check appropriate box)

☐	the directors without shareholder approval and shareholder approval was not required;

OR

☑	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)

The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

Teradyne, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

To design, develop, manufacture, assemble, produce, acquire, own, buy, import, sell, export, dispose of and otherwise deal in electronic or electromechanical products or components, and personal property of every kind and description.

To acquire, buy, own and sell securities (including the securities of this corporation), patents, licenses, trade marks, trade names and all rights of every kind thereunder.

To acquire, buy, construct, own, lease, mortgage and sell real estate, buildings or any interests therein necessary or desirable for the purposes of the corporation.

To acquire all or any part of the goodwill, rights and property, and to assume the whole or any part of the contracts or liabilities of any firm, association, corporation or person, and to pay for such acquisition in cash, stock or other securities of this corporation or otherwise.

To exercise any of the foregoing purposes of powers through subsidiary or affiliated corporations, and in connection therewith and otherwise to have all the powers conferred now or in future by the Commonwealth of Massachusetts upon business corporations.

* Changes to Article VIII must be made by filing a statement of change of supplemental Information form.

** Professional corporations governed by G.L Chapter 156A and must specify the professional activities of the corporation.

P.C.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	1,000,000,000	$.125

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

None.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

Article Six is hereby amended to add the following paragraphs:

“A. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, that, to the extent provided by applicable law, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section sixty-one or sixty-two of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate the liability of a director for any act or omission occurring prior to the date upon which this provision becomes effective. No amendment to or repeal of this provision shall apply to or have any effect upon the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

B. Shareholder approval for the following actions shall require the affirmative vote of holders of a majority in interest of all stock issued, outstanding and entitled to vote on such matter: (i) the sale, lease, exchange, or other disposal of all or substantially all of the Corporation’s property, (ii) a merger or consolidation of the Corporation with or into any other entity; or (iii) a share exchange with any other entity. Any such amendment, sale, lease, exchange, disposal, merger, consolidation, or share exchange shall also require approval by the Board of Directors. This provision is not intended to, and shall not, create a requirement to obtain shareholder approval for matters that do not require shareholder approval under applicable Massachusetts corporation law.

C. Except as otherwise required by law, any action required or permitted to be taken by the stockholders may be taken without a meeting if evidenced by consents signed by one or more stockholders who hold a majority in interest of all stock issued, outstanding and entitled to vote on the matter.”

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: None.

Signed

by:	/s/ Charles J. Gray

(signature of authorized individual)

☐	Chairman of the board of directors,
☐	President,
☑	Other officer,
☐	Court-appointed fiduciary,

on this 10th day of May, 2021.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on: